Exhibit 99.1

Press Release

For immediate release

Company contact: Jennifer Martin, Vice President-Investor Relations, 303-312-8155

Bill Barrett Corporation Announces

DJ Basin Oil Acquisition

DENVER – July 12, 2011 – Bill Barrett Corporation (NYSE: BBG) announced today that the Company has signed a purchase and sale agreement with an affiliate of Texas American Resources Company to acquire properties in the Denver-Julesburg (DJ) Basin targeting Niobrara oil that include a preliminary estimate of 7 million barrels of oil equivalent (MMBoe) net proved reserves, approximately 650 Boe per day net production and approximately 28,000 net acres of mineral leasehold, primarily on fee lands. Current production is predominantly from the Codell and Niobrara formations. The purchase price is $150 million.

The DJ Basin is an area where the Bill Barrett team has established expertise, with several team members having more than 30 years experience in the area. The acquired properties are located within and near the prolific Wattenberg Field and near the Hereford area, close to the Colorado-Wyoming border, where a number of successful Niobrara wells have been drilled.

Chairman, Chief Executive Officer and President Fred Barrett comments: “We are pleased to build our position in this prolific area, right in our backyard. For the past two years we have been assembling a DJ Niobrara oil position and this acquisition will give us more than 67,000 net acres. With this acquisition, we have established a new, sizable DJ play that includes exploitation opportunity within the existing Wattenberg development area and a sizable exploration acreage position, where we intend to test the Niobrara through horizontal drilling this year. Once again, we have identified an acquisition opportunity that complements an existing position and increases the oil component in our portfolio while offering current production, reserves and upside potential.”

The agreement is subject to customary provisions. The Company expects to provide further details upon closing, which is expected to occur in the third quarter of 2011. The Company’s preliminary estimate of 2011 capital expenditures associated with the acquisition is up to $35 million.

DISCLOSURE STATEMENTS

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding projected results and future events, including the upside potential and other prospects of the acquisition, and the timing and expectations for closing the acquisition. These forward-looking statements are based on management’s judgment as of this date and include certain risks and uncertainties. Please refer to the Company’s Annual Report on Form 10-K for the year-ended December 31, 2010 filed with the SEC, and other filings including our Current Reports on Form 8-K, for a list of certain risk factors.

Actual results may differ materially from Company projections and can be affected by a variety of factors outside the control of the Company including, among other things, the final and timely closing of the acquisition, market conditions, oil and gas price volatility, exploration and development drilling and testing results, the ability to receive drilling and other permits and rights-of-way, regulatory approvals, governmental laws and regulations and changes in enforcement of those laws and regulations, new laws and regulations, risks related to and costs of hedging activities including counterparty viability, surface access and costs, availability of third party gathering, transportation and processing, the availability and cost of services and materials, the ability to obtain industry partners to jointly explore certain prospects and the willingness and ability of those partners to meet capital obligations when requested, availability and costs of financing to fund the Company’s operations, uncertainties inherent in oil and gas production operations and estimating reserves, the speculative actual recovery of estimated potential volumes, unexpected future capital expenditures, competition, risks associated with operating in one major geographic area, the success of the Company’s risk management activities, title to properties, litigation, environmental liabilities, and other factors discussed in the Company’s reports filed with the SEC. Bill Barrett Corporation encourages readers to consider the risks and uncertainties associated with projections and other forward-looking statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

Reserve Disclosure

The SEC, under its recently revised guidelines, permits oil and gas companies to disclose probable and possible reserves in their filings with the SEC. The Company does not plan to include probable and possible reserve estimates in its filings with the SEC.

The Company has provided internally generated estimates for probable and possible reserves in this release. The estimates conform to SEC guidelines. They are not prepared or reviewed by third party engineers. Our probable and possible reserve estimates are determined using strip pricing, which we use internally for planning and budgeting purposes. The Company’s estimate of probable and possible reserves is provided in this release because management believes it is useful, additional information that is widely used by the investment community in the valuation, comparison and analysis of companies. U.S. investors are urged to consider closely the disclosure in our Annual Report on Form 10-K for the year ended December 31, 2010, available on the Company’s website at www.billbarrettcorp.com or from the corporate offices at 1099 18th Street, Suite 2300, Denver, CO 80202. You can also obtain this form from the SEC by calling 1-800-SEC-0330 or at www.sec.gov.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.